Exhibit 10.4.2

AMENDMENT TO EMPLOYMENT AGREEMENT

    This Amendment is dated as of December 1, 2023 (the "Amendment Effective Date") and amends that certain Employment Agreement dated as of December 1, 2021 (as amended from time to time, the "Employment Agreement") by and between East West Bancorp, Inc. ("Company") and Parker Shi ("Employee").

    The following terms and conditions of the Employment Agreement are hereby modified as of the Amendment Effective Date:

1.Section 2 (Term) of the Employment Agreement is hereby modified in its entirety to read as follows:
This Agreement and employment under this Agreement shall terminate on December 1, 2024 unless extended by Company.

2.Except as expressly agreed to herein, the Employment Agreement shall remain in force and effect.

EAST WEST BANCORP, INC.
/s/ GARY TEO
Gary Teo
Chief Human Resources Officer

/s/ PARKER SHI
Employee: Parker Shi